Exhibit 99.B(d)(11)(i)

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

ING EQUITY TRUST

OPERATING EXPENSE LIMITS

	Guarantee	Maximum Operating Expense Limit (as a percentage of average net assets)*
Name of Fund	Maturity Date	Class A	Class B	Class C	Class Q
ING Index Plus LargeCap Equity Fund II	January 31, 2007	1.75%	2.50%	2.50%	N/A
ING Index Plus LargeCap Equity Fund III	June 5, 2007	1.75%	2.50%	2.50%	N/A
ING Index Plus LargeCap Equity Fund IV	October 8, 2007	1.75%	2.50%	2.50%	1.75%
ING Index Plus LargeCap Equity Fund V	January 22, 2008	1.75%	2.50%	2.50%	N/A
ING Index Plus LargeCap Equity Fund VI	April 23, 2008	1.75%	2.50%	2.50%	N/A
ING Index Plus LargeCap Equity Fund VII	June 26, 2008	1.75%	2.50%	2.50%	N/A
ING Principal Protection Fund VIII	December 22, 2008	1.75%	2.50%	2.50%	N/A
ING Principal Protection Fund IX	April 21, 2009	1.75%	2.50%	2.50%	N/A
ING Principal Protection Fund X	August 14, 2009	1.75%	2.50%	2.50%	N/A
ING Principal Protection Fund XI	November 18, 2009	1.75%	2.50%	2.50%	N/A
ING Principal Protection Fund XII	February 16, 2010	1.75%	2.50%	2.50%	N/A
ING Principal Protection Fund XIII	April 21, 2010	1.75%	2.50%	2.50%	N/A
ING Principal Protection Fund XIV	July 14, 2010	1.75%	2.50%	2.50%	N/A

*                                         Effective through to the Guarantee Maturity Date, thereafter this limit is subject to change if the Agreement is extended as contemplated in Section 3.